Exhibit 99.1

News Release

Press Department:
Diana Phillips
(212) 606-7176
Investor Relations:
Jennifer Park
(212) 894-1023

SOTHEBY’S ANNOUNCES 2007 FOURTH

QUARTER AND FULL YEAR RESULTS

•  Highest Fourth Quarter and Full Year Results in Company History

•  Full Year Revenues of $917.7 million up 38% and Net Income of $213.1 million up 99% with diluted EPS of $3.25

•  February 2008 Impressionist & Modern Art Sales in London Achieved $285.0 million, Sotheby’s Highest Result Ever in Europe

February 26, 2008, New York -- Sotheby’s (NYSE: BID) today announced results for the fourth quarter and full year ended December 31, 2007.

For the quarter ended December 31, 2007, the Company reported record revenues of $345.8 million, an $82.6 million, or 31%, increase over the prior fourth quarter, primarily due to higher auction commission revenues. The Company’s net income for the fourth quarter of 2007 was a record $102.4 million, or $1.55 per diluted share compared to $70.3 million, or $1.09, per diluted share for the prior period, a 46%, or $32.1 million improvement, largely due to growth in auction commission revenues. These results include a $32.2 million, or 49%, increase in salaries and related costs, due to higher incentive compensation costs attributable to the strong results for the period as well as higher full time salaries.

2007 brought the best financial results for Sotheby’s in its 264-year history. Total revenues were $917.7 million which is $252.9 million, or 38%, higher than the prior year largely due to a $210.0 million, or 38%, improvement in auction commission revenues. This increase in total revenues is primarily attributable to a 51% increase in Consolidated Sales* which rose to $6.2 billion in 2007. Operating income of $275.8 million was $78.6 million, or 40%, ahead of the prior year. Net income for the full year 2007 totaled $213.1 million, about double the 2006 figure of $107.0 million. These strong results, due to the revenue increases mentioned above, are partially offset by a 30% rise in salaries and related costs from higher incentive compensation costs due to the exceptional financial performance for the year as well as increased full time salaries and stock compensation expense over the period. Also, general and administrative expenses increased by 22% partly due to a 33% increase in professional fees and a 28% increase in travel and entertainment costs over the period.

The Company’s results for the full year 2007 were significantly impacted by a one-time benefit of $20 million related to an insurance recovery from the key man life insurance policy covering Robert Noortman, who died unexpectedly in January 2007, and a $4.8 million gain on the sale of our former Billingshurst salesroom property in the United Kingdom, partially offset by a $15 million impairment charge related to intangible assets and goodwill of Noortman Master Paintings, B.V. Excluding these items, 2007 net income* would have been a record $204.8 million, or $3.12 per diluted share*, 91% higher than the prior year figure of $107.0 million, with adjusted EBITDA* a record $313.8 million, a 44% increase.

“2007 was a record year for Sotheby’s, significantly exceeding the Company’s outstanding performance in 2006,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “A 91% increase in adjusted net income* and a 44% increase in adjusted EBITDA* are clear indications of our continued improvement in profitability.

“Contributing to these results were Sotheby’s sale of the top lot of the year and Sotheby’s sale of four out of the five top lots of the year**, while we strategically reduced lot volume by 42% on the low end. In 2007, we sold 41 lots above $10 million compared to 20 works in 2006. Our commitment to quality versus quantity translated into tremendous success in 2007,” continued Mr. Ruprecht.

“Over the past five years, the number of clients buying at the top end of our business has increased by more than 200% and their geographical diversity has expanded by over 60%,” he added. “In 2003 our top buyers

– purchasing lots of $500,000 and above – came from 36 countries; in 2007 they came from 58 countries. Our increased global focus on our top clients is delivering excellent results – for our business, for our clients, our employees and for our shareholders.”

Many areas were particularly noteworthy in 2007. For the first time, Contemporary Art became Sotheby’s largest category with auction sales of $1.34 billion, an increase of 107% from the prior year. Sales of Impressionist and Modern Art rose by 24% to $1.16 billion. Emerging markets performed strongly as well. Russian Paintings and Works of Art brought $190.9 million, a 25% increase from the prior year. Sales in Asia totaled $400.7 million, a 41% increase from the prior year and worldwide sales of Contemporary Asian Art brought $140.0 million, 99% above the prior year level. Traditional categories also fared extremely well with Antiquities bringing $112.2, million a ten-fold increase from the prior year, primarily due to the sale of two masterpieces, and Old Master Paintings, Jewelry, British Paintings, French Furniture and European Works of Art each experienced over 40% growth in their respective categories.

Year to Date 2008 Sales

Worldwide sales to date in 2008 have been strong. In New York, the Old Masters Paintings sale in January totaled $82.5 million, virtually comparable to the same sales held in January 2007 with the exception of Rembrandt’s Portrait of St. James the Greater which brought $25.8 million in last year’s sale. Last month’s sale was highlighted by a figure of Saint Catherine, circa 1505, by German Medieval sculptor Tilman Riemenschneider. The sculpture sold for $6.3 million, a record for the artist at auction and above its high estimate of $6 million. Seventeen works sold for $1 million or more.

The London Impressionist and Modern Art sales led the market earlier this month with a total of $285.0 million, up 20% from the prior year, with the evening sale recording the highest total ever for any sale in Sotheby’s Europe. The top lot, Franz Marc’s Weidende Pferde III, sold for $24.3 million, the highest price for an Impressionist or Modern work so far in 2008. The average lot value of the evening sale was $4.3 million with 70% of the 67 lots sold achieving $1 million or more.

Upcoming Sales

Sotheby’s February Contemporary Art sales begin tomorrow evening in London and are estimated to bring between $175 and $249 million, above actual sales of $124.2 million last February. The sales are highlighted by Francis Bacon’s Study of Nude with Figure in a Mirror, which is a rare portrait of his close friend Henrietta Moraes cast against an unknown male figure in the mirror which may well be the artist himself. Another highlight is a trinity of canvases by Andy Warhol entitled Three Self Portraits which is estimated to bring in excess of $20 million. Other featured artists include Lucio Fontana, Gerhard Richter, Yves Klein, Jeff Koons and Zhang Xiaogang.

Our second annual winter sale of Russian Contemporary Art in London, on March 12th will include works by Eric Bulatov, Alexander Kosolopov, Oleg Vassiliev, Ivan Chuikov and the cutting-edge collective of four artists known as AES+F, whose works have been exhibited at Tate Britain and recently short-listed for the Kandinsky Prize in Russia. The sale is estimated to achieve between $11 and $16 million.

On March 17th, Asia Week begins in New York with our Contemporary Asian Art sale which is estimated to achieve $22 to $33 million. Seven works by Zhang Xiaogang offer a comprehensive picture of the artist’s development over two decades from 1984 to 2004. The top three works of the sale are his 2001 No. 8 (estimate $1.8 to $2.5 million), Green Army Uniform (estimate $1.5 to $2.5 million) and Big Family No. 8 from his Bloodline Series (estimate $1 to $1.5 million). Other notable works in the sale are by Zeng Fanzhi, Yue Minjun and Cai Guo-Qiang.

Our Fine Chinese Ceramics and Works of Art sale on March 18th is expected to bring $18 to $24 million, highlighted by two archaic bronze wine vessels. One is from the Fang Yi, Western Zhou dynasty and is estimated at $4 to $6 million and the other is from the Fang Zun, Western Zhou dynasty and is estimated at $3 to $4 million. Also included in the sale are 30 lots of exquisite ceramics from the Song, Jin, Yuan and early Ming dynasties from the Dexingshuwu Collection.

On April 8th, Sotheby’s will begin its spring series of sales in Hong Kong, lasting until April 11th. The seven sales combined are estimated to bring in excess of $185 million, above actual sales of $139.9 million last April. The Chinese Ceramics and Works of Art sales are estimated to bring in excess of $83 million and feature masterpieces from the Song, Yuan, Ming and Qing dynasties including an Imperial Gold, Cloisonné and Beijing Enamel Ewer from the Qianlong Period (estimate in excess of $6.5 million) and two Song treasures from a Japanese Collection (estimate in excess of $7 million). The Contemporary Chinese Art sale is estimated to bring $32 million and is highlighted by Liu Xiaodong’s Battlefield Realism: The Eighteen Arhats (estimate of $5.8 to $7 million).

On April 24th in New York, Sotheby’s will offer for sale the private collection of Tom Devenish, a leading dealer in English Furniture and decorative works in New York for over forty years. His gallery on Madison Avenue had an impressive stock remarkable not only for its uniqueness but also for its incomparable quality and original condition. The presale estimate for the Collection is $14 to $21 million.

* Non-GAAP financial measure. See Appendix B.

** Sotheby’s sold four of the top five lots at auction in 2007, which were:

Mark Rothko’s White Center (Yellow, Pink and Lavender on Rose) for $72.8 million; The Guennol Lioness for $57.2 million; Francis Bacon’s Study from Innocent X for $52.7 million; and Francis Bacon’s Second Version of Study for Bullfight No. 1 for $46 million.

Note: All estimates do not include buyer’s premium.

About Sotheby’s

Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed form 10-K for a complete list of Risk Factors.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call is available at http://www.shareholder.com/bid/releasesE.cfm.

Sotheby’s earnings conference call will take place on Tuesday, February 26, 2008, at 4:45 PM EST. Domestic callers should dial: 800-218-8862 and international callers should dial: 303-262-2190. The call reservation number is 11109342.

To listen to the conference call via web cast, please go to http://w.on24.com/r.htm?e=104685&s=1&k=4D83FD30B1A42000F92E94B3C20BE019. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

  SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(Thousands of dollars, except per share data)

	(UNAUDITED)		(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Revenues:
Auction and related revenues	$323,473	$248,144	$833,128	$631,344
Finance revenues	3,997	4,535	17,025	15,864
Dealer revenues	16,982	8,991	62,766	12,776
License fee revenues	638	769	2,960	2,922
Other revenues	668	676	1,843	1,903
Total revenues	345,758	263,115	917,722	664,809

Expenses:
Direct costs of services	32,388	25,296	80,400	63,303
Dealer cost of sales	15,034	5,493	49,161	6,060
Marketing expenses	7,492	3,286	19,792	12,851
Salaries and related costs	98,598	66,360	293,720	226,410
General and administrative expenses	44,849	40,542	166,539	136,244
Depreciation and amortization expense	5,806	6,748	22,101	22,783
Impairment loss	-	-	14,979	-
Gain on sale of land and buildings	-	-	(4,752)	-
Total expenses	204,167	147,725	641,940	467,651

Operating income	141,591	115,390	275,782	197,158

Interest income	4,212	3,097	14,456	5,891
Interest expense	(7,142)	(7,988)	(28,622)	(33,039)
Insurance recovery	-	-	20,000	-
Other (expense) income	(994)	(2,183)	1,403	(4,227)

Income from continuing operations before taxes	137,667	108,316	283,019	165,783
Income tax expense	35,505	39,938	72,512	60,050
Equity in earnings of investees, net of taxes	243	966	2,632	1,626
Income from continuing operations	102,405	69,344	213,139	107,359

Discontinued operations:
Income (loss) from discontinued operations before taxes	-	1,457	-	(504)
Income tax expense (benefit)	-	496	-	(194)
Income (loss) from discontinued operations	-	961	-	(310)

Net income	$102,405	$70,305	$213,139	$107,049

Basic earnings per share:
Earnings from continuing operations	$1.59	$1.11	$3.34	$1.78
Earnings (loss) from discontinued operations	-	0.02	-	(0.01)
Basic earnings per share	$1.59	$1.12	$3.34	$1.77

Diluted earnings per share:
Earnings from continuing operations	$1.55	$1.08	$3.25	$1.73
Earnings (loss) from discontinued operations	-	0.01	-	(0.00)
Diluted earnings per share	$1.55	$1.09	$3.25	$1.72

Cash dividends paid per common share	$0.15	$0.10	$0.50	$0.20

APPENDIX B

SOTHEBY'S
GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below (all figures in thousands of dollars, except per share data).

	Twelve Months Ended
	December 31,		$ Increase /	% Increase /
	2007	2006	Decrease	Decrease
Aggregate Auction Sales (1)	$5,391,628	$3,747,854	$1,643,774	44%
Private Sales (2)	729,988	327,884	402,104	123%
GAAP Dealer Revenues	62,766	12,776	49,990	391%
Consolidated Sales	$6,184,382	$4,088,514	$2,095,868	51%

GAAP Net Income	$213,139	$107,049	$106,090	99%
Adjustments:
Insurance recovery	(20,000)	-	(20,000)	n/a
Impairment loss	14,979	-	14,979	n/a
Gain on sale of land and buildings	(3,326)	-	(3,326)	n/a
Adjusted Net Income	$204,792	$107,049	$97,743	91%

GAAP Diluted Earnings per Share	$3.25	$1.72	$1.53	89%
Adjustments:
Insurance recovery	(0.30)	-	(0.30)	n/a
Impairment loss	0.23	-	0.23	n/a
Gain on sale of land and buildings	(0.05)	-	(0.05)	n/a
Adjusted Diluted Earnings per Share	$3.12	$1.72	$1.40	82%

GAAP Net Income	$213,139	$107,049	$106,090	99%
Adjustments:
Income tax expense (benefit) related to discontinued operations	-	(194)	194	-100%
Income tax expense related to continuing operations	72,512	60,050	12,462	21%
Income tax expense related to earnings from equity investees	1,688	1,043	645	62%
Net interest expense	14,166	27,148	(12,982)	-48%
Depreciation and amortization expense	22,101	22,783	(682)	-3%
EBITDA	323,606	217,879	105,727	49%
Adjustments:
Loss from discontinued operations before taxes	-	504	(504)	-100%
Impairment loss	14,979	-	14,979	n/a
Insurance recovery	(20,000)	-	(20,000)	n/a
Gain on sale of land and buildings	(4,752)	-	(4,752)	n/a
Adjusted EBITDA	$313,833	$218,383	$95,450	44%

(1) Represents the hammer (sale) price of property sold at auction plus buyer's premium.

(2) Represents the total purchase price of property sold in private sales brokered by the Company's Auction segment.